UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2006

CYMER, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-21321	33-0175463
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17075 THORNMINT COURT
SAN DIEGO, CALIFORNIA	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 385-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Development Agreement we entered into effective as of January 23, 2004 with Intel Corporation (“Intel”) was amended effective on July 17, 2006 (“Amended Development Agreement”).  Under the terms of the Amended Development Agreement, most of the mutual obligations between us and Intel have been terminated. Most importantly, under the original Development Agreement Intel was to provide us with up to a total of $20.0 million over a three-year period to accelerate the development of production-worthy extreme ultraviolet (“EUV”) lithography light sources. As of the date of the amendment, we had received a total of $8.5 million from Intel under the original Development Agreement which includes an advance payment of $1.3 million paid by Intel at the initiation of the agreement in 2004. Under the Amended Development Agreement, Intel has no obligation to provide us with further funding beyond that already received  and we will return to Intel $347,222 which represents the unearned portion of the advance payment made by Intel. Although we will receive no additional funding from Intel under the Amended Development Agreement, we intend to continue to develop the EUV technology as part of our existing product roadmap.  In addition, per the terms of the Amended Development Agreement, we will continue meeting with Intel on a regular basis to review our progress towards developing a production-worthy EUV source system.

Statements in this Current Report that are not strictly historical in nature are forward-looking statements. These statements may contain words such as “will,”  “intend” and words of similar meaning. These statements are predictions based on current information and our expectations and involve a number of risks and uncertainties. The underlying information and our expectations are likely to change over time.  Actual events or results may differ materially from those projected in the forward-looking statements due to various factors.  Forward-looking statements herein speak only as of the date of this Current Report.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cymer, Inc.

Date: July 24, 2006	By:	/s/ Nancy J. Baker
Nancy J. Baker
Senior Vice President and Chief Financial Officer